Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contacts:

David Fluhrer

631-501-7102, 516-589-0778

david.fluhrer@gentiva.com

Gentiva Reports Strong Second Quarter led by Home Health Segment

Raises Full Year Financial Outlook

MELVILLE, NY, July 31, 2008 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s leading provider of comprehensive home health services, today reported strong second quarter results, led by double-digit increases in Medicare revenues and admissions in the Company’s Home Health segment.

Performance highlights for the quarter ended June 29, 2008 included:

•	A 13% increase in net revenues to $346.2 million versus the second quarter ended July 1, 2007.

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A 34% rise in net income to $12.0 million, or $0.41 per diluted share, versus $9.0 million, or $0.31 per diluted share, for the prior-year period. Average diluted shares were 29.2 million versus 28.5 million in the second quarter of 2007.

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A 19% increase in earnings before interest, taxes, depreciation and amortization (EBITDA) to $31.5 million in the second quarter of 2008. EBITDA as a percentage of net revenues was 9.1% in the second quarter of 2008 versus 8.6% in the prior-year period. EBITDA included restructuring and integration costs of $0.4 million for the second quarter of 2008 as compared to $0.6 million for the prior-year period.

“Gentiva has generated a strong first half that puts us well on track to achieve our goals for the year,” said Chairman and CEO Ron Malone. “We are building our Home Health segment with a focus on growing Medicare admissions, expanding our pioneering specialty programs, and increasing our capacity both organically and through acquisitions, including two transactions completed so far this year. We also saw sequential improvement at both CareCentrix and within our Other Related Services segment.

3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

“These achievements, along with the stable reimbursement outlook indicated in the recently passed Medicare legislation, position Gentiva for continued strength in performance through the balance of 2008 and lead us to increase our financial outlook for the year.”

Gentiva reported these segment highlights for the quarter:

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Home Health segment revenues increased 16% versus the prior-year period, while operating contribution rose 27%. Home Health’s operating contribution margin reached 16.6% versus 15.2% in the second quarter of 2007. Strong Home Health Medicare revenue growth of 18% was driven by a double-digit increase in episodic patient admissions, increases in revenue per episode, due in part to the Company’s expanding specialty programs, and the impact of acquisitions completed in 2008.

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CareCentrix revenues grew by 8% compared with the 2007 second quarter and by $1.5 million over the 2008 first quarter. Operating contribution declined 18% from the year-ago quarter, but increased by approximately $200,000 sequentially as the Company began to see a reduction in the use of capitated services.

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Revenues in Gentiva’s Other Related Services segment — which includes hospice, respiratory therapy and home medical equipment, infusion services and consulting – rose by 2% versus the prior-year period. Operating contribution declined 6% compared to the prior-year period. Sequentially, revenue and operating contribution increased $1.0 million and $0.4 million, respectively, as this segment began to benefit from investments in infrastructure and capacity to support accelerated growth and anticipated increases in demand.

Companywide performance highlights for the six months ended June 29, 2008 included:

•	A 10% increase in net revenues to approximately $670 million versus the prior-year period.

•	A 25% rise in net income to $19.7 million, or $0.68 per diluted share, versus $15.8 million, or $0.56 per diluted share, for the first half of 2007.

•

An 11% increase in EBITDA to $55.3 million versus $49.6 million in the prior-year period. Excluding charges for restructuring and integration costs, EBITDA for the period would have been $56.0 million, or $0.69 per diluted share, compared to $51.2 million and $0.59 per diluted share in the prior year period.

Gentiva announced that it is raising its 2008 outlook for net revenues to a range of $1.32 billion to $1.35 billion, as compared to $1.28 billion to $1.32 billion and now expects its diluted earnings per share to be between $1.36 and $1.43, up from the $1.32 to $1.40 range announced earlier this year. Projected earnings exclude special items and restructuring and integration costs.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its second quarter results during its conference call and live web cast to be held Thursday, July 31, 2008, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #56178391. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s leading provider of comprehensive home health services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix(R), which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	2nd Quarter		Six Months
	2008	2007	2008	2007
Statements of Income
Net revenues	$346,225	$307,277	$669,947	$606,819
Cost of services and goods sold	194,745	176,276	381,944	346,397

Gross profit	151,480	131,001	288,003	260,422
Selling, general and administrative expenses	125,569	109,431	243,449	220,496

Operating income	25,911	21,570	44,554	39,926
Interest expense	(5,592)	(6,946)	(11,685)	(14,085)
Interest income	273	809	940	1,626

Income before income taxes	20,592	15,433	33,809	27,467
Income tax expense	8,568	6,481	14,062	11,676

Net income	$12,024	$8,952	$19,747	$15,791

Earnings per Share
Net income:
Basic	$0.42	$0.32	$0.70	$0.57

Diluted	$0.41	$0.31	$0.68	$0.56

Average shares outstanding:
Basic	28,497	27,703	28,389	27,616

Diluted	29,240	28,540	29,147	28,447

Condensed Balance Sheets
	Jun 29, 2008	Dec 30, 2007
ASSETS
Cash, cash equivalents and restricted cash (A)	$22,079	$36,181
Short-term investments (B)	—	31,250
Accounts receivable, net (C)	233,478	207,801
Deferred tax assets	11,306	18,859
Prepaid expenses and other current assets	14,455	14,415

Total current assets	281,318	308,506
Long-term investments (B)	12,641	—
Fixed assets, net	66,181	59,562
Intangible assets, net	240,158	211,602
Goodwill	316,069	276,100
Other assets	26,008	26,463

Total assets	$942,375	$882,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$2,304
Accounts payable	22,207	20,093
Payroll and related taxes	19,094	17,163
Deferred revenue	33,624	29,015
Medicare liabilities	8,782	7,985
Cost of claims incurred but not reported	22,089	24,321
Obligations under insurance programs	38,805	36,816
Other accrued expenses	34,138	42,282

Total current liabilities	178,739	179,979
Long-term debt	331,000	307,696
Deferred tax liabilities, net	57,152	48,572
Other liabilities	22,109	22,557
Shareholders’ equity	353,375	323,429

Total liabilities and shareholders’ equity	$942,375	$882,233

Common shares outstanding	28,507	28,046

(A)	Cash, cash equivalents and restricted cash included restricted cash of $0.3 million at June 29, 2008 and $22.0 million at December 30, 2007.

(B)	Short-term and long-term investments at June 29, 2008 and December 30, 2007 consisted of AAA-rated auction rate securities. At June 29, 2008, long-term investments were presented net of a $0.4 million valuation allowance, the charge for which was recorded in shareholders’ equity.

(C)	Accounts receivable, net, included an allowance for doubtful accounts of $10.5 million and $9.4 million at June 29, 2008 and December 30, 2007, respectively.

	Six Months
(in 000’s)	2008	2007
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$19,747	$15,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,753	9,698
Amortization of debt issuance costs	593	509
Provision for doubtful accounts	6,124	3,886
Equity-based compensation expense	3,220	3,477
Windfall tax benefits associated with equity-based compensation	(1,306)	(656)
Deferred income taxes	10,829	9,187
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(24,960)	(28,321)
Prepaid expenses and other current assets	(1,508)	(4,372)
Current liabilities	(3,240)	11,112
Other, net	529	1,200

Net cash provided by operating activities	20,781	21,511

INVESTING ACTIVITIES:
Purchase of fixed assets	(13,831)	(12,486)
Acquisition of businesses, net of cash acquired	(59,217)	—
Purchases of short-term investments available-for-sale	(28,000)	(39,100)
Maturities of short-term investments available-for-sale	46,250	43,150

Net cash used in investing activities	(54,798)	(8,436)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,211	6,462
Windfall tax benefits associated with equity-based compensation	1,306	656
Borrowings under revolving credit facility	24,000	—
Home Health Care Affiliates debt repayments	(7,420)	—
Debt issuance costs	(557)	—
Other debt repayments	(3,000)	(18,000)
Repayment of capital lease obligations	(625)	(587)

Net cash provided by (used in) financing activities	19,915	(11,469)

Net change in cash, cash equivalents and restricted cash	(14,102)	1,606
Cash, cash equivalents and restricted cash at beginning of period	36,181	32,910

Cash, cash equivalents and restricted cash at end of period	$22,079	$34,516

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$11,355	$15,739
Income taxes paid, net of refunds	$6,071	$1,107

	2nd Quarter		Six Months
(in 000’s)	2008	2007	2008	2007
Supplemental Information
Segment Information (1)
Net revenues
Home Health	$236,876	$204,894	$453,876	$409,925
CareCentrix	79,323	73,326	157,171	139,216
Other Related Services	30,839	30,332	60,657	60,895
Intersegment revenues	(813)	(1,275)	(1,757)	(3,217)

Total net revenues	$346,225	$307,277	$669,947	$606,819

Operating contribution (3)
Home Health	$39,423	$31,101	$70,625	$61,089
CareCentrix	6,523	7,987	12,849	14,941
Other Related Services	3,278	3,479	6,123	7,466

Total operating contribution	49,224	42,567	89,597	83,496
Corporate expenses	(17,711)	(16,082)	(34,290)	(33,872)
Depreciation and amortization	(5,602)	(4,915)	(10,753)	(9,698)
Interest expense, net	(5,319)	(6,137)	(10,745)	(12,459)

Income before income taxes	$20,592	$15,433	$33,809	$27,467

	2nd Quarter		Six Months
	2008	2007	2008	2007
Net Revenues by Major Payer Source:
Medicare
Home Health	$161,257	$136,829	$306,362	$272,083
Other	15,727	14,858	30,301	30,146

Total Medicare	176,984	151,687	336,663	302,229
Medicaid and local government	36,608	40,331	71,974	78,659
Commercial insurance and other (4)	132,633	115,259	261,310	225,931

Total net revenues	$346,225	$307,277	$669,947	$606,819

A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)

	2nd Quarter		Six Months
	2008	2007	2008	2007
EBITDA (3)	$31,513	$26,485	$55,307	$49,624
Depreciation and amortization	(5,602)	(4,915)	(10,753)	(9,698)
Interest expense, net	(5,319)	(6,137)	(10,745)	(12,459)

Income before income taxes	20,592	15,433	33,809	27,467
Income tax expense (5)	(8,568)	(6,481)	(14,062)	(11,676)

Net income - As Reported	$12,024	$8,952	$19,747	$15,791

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

3)	Operating contribution and EBITDA for the second quarter and first half of 2008 included restructuring and integration costs of $0.4 million and $0.7 million, respectively. For the second quarter and first half of 2007, operating contribution and EBITDA included restructuring and integration costs of $0.6 million and $1.6 million, respectively. The restructuring and integration costs were reflected as follows for segment reporting (dollars in millions):

	2nd Quarter		Six Months
	2008	2007	2008	2007
Home Health	$0.1	$0.1	$0.2	$0.4
Other Related Services	—	0.1	—	0.1
Corporate	0.3	0.4	0.5	1.1

Total	$0.4	$0.6	$0.7	$1.6

4)	Commercial insurance and other revenues included revenues from Medicare Advantage business paid on an episodic basis of $13.4 million and $24.5 million for the second quarter and first half of 2008, respectively, and $7.2 million and $12.6 million for the second quarter and first half of 2007, respectively.

5)	The Company’s effective tax rate was 41.6% for the second quarter and first half of 2008, and 42.0% and 42.5% for the second quarter and first half of 2007, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels, including changes to the Medicare home health Prospective Payment System effective January 1, 2008; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 30, 2007.

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